                                                                    EXHIBIT 12.1


                            FIRST MARYLAND BANCORP
          COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

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                                                 THREE
                                                 MONTHS
                                                 ENDED                              YEARS ENDED DECEMBER 31,
                                                MARCH 31,       -------------------------------------------------------------
                                                  1997          1996           1995          1994          1993         1992
                                                --------        -------------------------------------------------------------
                                                                                      (DOLLARS IN THOUSANDS)
Excluding Interest on deposits

Fixed Charges:
 Interest on long-term debt and short-term
  borrowings (a)..............................  $ 29,736        $110,149      $108,982     $ 71,908     $ 62,916    $ 57,104
 Portion of rent deemed representative
  of the interest factor (b)..................     1,692           6,564         6,873        7,058        6,400       6,665
                                                --------        --------      --------     --------     --------    --------
      Total Fixed Charges.....................  $ 31,428        $116,713      $115,855     $ 78,966     $ 69,316    $ 63,769
                                                ========        ========      ========     ========     ========    ========

Earnings:
 Net Income...................................  $ 34,103        $132,337      $120,187     $111,140     $113,868    $ 92,473
 Income Taxes.................................    19,193          74,850        63,992       59,288       62,832      49,205
Fixed Charges.................................    31,428         116,713       115,855       78,966       69,316      63,769
                                                --------        --------      --------     --------     --------    --------
      Total Earnings..........................  $ 84,724        $323,900      $300,034     $249,394     $246,016    $205,447
                                                ========        ========      ========     ========     ========    ========
Ratio of Earnings to Fixed Charges............     2.70x           2.78x         2.59x        3.16x        3.55x       3.22x
                                                ========        ========      ========     ========     ========    ========
Including interest on deposits

Fixed Charges:
 Interest on long-term debt and short-term
 borrowings and deposits (a)..................  $ 80,212        $315,318      $314,548     $241,099     $234,038    $284,657
 Portion of rent deemed representative
  of the interest factor (b)..................     1,692           6,564         6,873        7,058        6,400       6,665
                                                --------        --------      --------     --------     --------    --------
       Total Fixed Charges....................  $ 81,904        $321,882      $321,421     $248,157     $240,438    $291,322
                                                ========        ========      ========     ========     ========    ========

Earnings:
 Net Income...................................  $ 34,103        $132,337      $120,187     $111,140     $113,868    $ 92,473
 Income Taxes.................................    19,193          74,850        63,992       59,288       62,832      49,205
Fixed Charges.................................    81,904         321,882       321,421      248,157      240,438     291,322
                                                --------        --------      --------     --------     --------    --------
      Total Earnings..........................  $135,200        $529,069      $505,600     $418,585     $417,138    $433,000
                                                ========        ========      ========     ========     ========    ========
Radio of Earnings to Fixed Charges............     1.65x           1.64x         1.57x        1.69x        1.73x       1.49x
                                                ========        ========      ========     ========     ========    ========


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(a) Includes the amortization of deferred note issue expenses.
(b) One third of rents is deemed representative of the interest factor.